Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2008 RESULTS

XIFAXAN®, Bowel Cleansers and Other Product Revenue Increases 11% Over 1Q2007

Rifaximin Hepatic Encephalopathy Phase 3 Enrollment Completed

Budesonide Products Acquired from Dr. Falk Pharma

RALEIGH, NC, May 6, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2008.

Total product revenue was $34.3 million for the first quarter of 2008, compared to $59.8 million for the first quarter of 2007. XIFAXAN® revenue for the first quarter of 2008 was $16.7 million, a 9% increase compared to the first quarter of 2007. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $10.3 million for the first quarter of 2008, compared to $11.0 million for the first quarter of 2007. MOVIPREP and OSMOPREP generated revenue of $14.3 million for 1Q08 compared to $10.3 million for 1Q07, an increase of 39%. The decrease in revenue for the total bowel cleansing franchise (MOVIPREP, OSMOPREP and VISICOL) for the period reflected a one-time VISICOL product return due to product expiration. The returned product was shipped prior to the OSMOPREP launch, and we do not anticipate additional, significant VISICOL product returns. COLAZAL® generated revenue of $1.3 million for the first quarter of 2008, compared to $30.1 million for the first quarter of 2007. The decrease in COLAZAL revenue was due to the approval of three generic balsalazide capsule products on December 28, 2007. Our other products category generated revenue of $5.9 million for the first quarter of 2008, compared to $3.3 million for the first quarter of 2007.

Total cost of products sold was $7.3 million for the first quarter. Gross margin on total product revenue was 78.8% the first quarter of 2008 compared to 79.9% for the first quarter of 2007. Research and development expenses were $25.9 million for the first quarter of 2008, compared to $21.8 million for the prior year period. The increase in R&D expenses was due primarily to costs associated with ongoing late-stage studies to expand the rifaximin label, studies of granulated mesalamine and initiatives to support the 1100 mg balsalazide tablet submission. Selling, general and administrative expenses were $21.2 million for the first quarter of 2008, compared to $21.4 million in the prior year period. A total of $1.5 million in fees and costs related to license agreements, including a milestone payment to Wilmington Pharmaceuticals upon acceptance of the metoclopramide-ZYDIS New Drug Application by the FDA and a one-time payment to Dr. Falk Pharma for U.S. rights to Falk’s portfolio of budesonide products, was paid during the first quarter. The Company reported a net loss of $24.0 million, or $0.50 per share, fully diluted, for the first quarter of 2008, in line with previously stated guidance.

Cash, cash equivalents and investments were $111.5 million on March 31, 2008.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Combined product revenue from XIFAXAN, our bowel cleansing products and other products achieved year-over-year growth of 11% for the first quarter of 2008. We believe several factors should contribute to an increase in product revenue over the coming years, namely: the continued growth of our currently marketed products; the commercialization of products currently undergoing FDA review; the expanded contribution of rifaximin as additional indications are approved and the further expansion of our product portfolio via development activities and acquisitions. We continue to believe, based on current development programs and financial projections, that our revenue generation capability, combined with our cash reserve, should be sufficient for the Company to execute its current business plan and return to profitability without the need to raise additional funds.

“The current annualized run rates, based on dollarizing the latest prescription data, for XIFAXAN, our bowel cleansing product line and other products are approximately $73 million, $61 million and $28 million, respectively. We continue to believe total Company product revenue for 2008 will be approximately $180 million. The Company intends to continue to evaluate and invest in promising development projects, and as discussed last quarter, research and development expense should be front-end loaded for 2008. Also during 2008 the Company intends to continue launch preparation activities for our three products currently undergoing FDA review. Consequently, we continue to anticipate generating a loss of approximately $1.12 per share, fully diluted, for the year ending December 31, 2008. Based upon information currently available, we expect to generate product revenue of approximately $41 million and report a loss of approximately $0.36 per share, fully diluted, for the second quarter of 2008.

Commenting on the Company and its performance, Carolyn Logan, President and Chief Executive Officer stated, “During the first quarter of 2008 we continued to execute our long-term strategy to build our revenue by expanding the indications for our current products and securing additional products. We intend to expand our presence in the inflammatory bowel disease market with the addition of balsalazide tablet and granulated mesalamine. The FDA has granted a May 16, 2008 PDUFA date for balsalazide tablet and an October 31, 2008 PDUFA date for granulated mesalamine. Additionally, the FDA has granted a November 30, 2008 PDUFA date for metoclopramide-ZYDIS, licensed from Wilmington Pharmaceuticals. We anticipate regulatory actions by the respective PDUFA dates for these patent-protected products and are continuing with launch activities in anticipation of a balsalazide tablet launch in the third quarter of 2008 and granulated mesalamine and metoclopramide-ZYDIS launches in early 2009.

“We made very good progress during the quarter with respect to our Phase 3 programs for rifaximin in the treatment of hepatic encephalopathy (HE) and non-constipation predominant irritable bowel syndrome (non-C IBS). As previously announced, we completed patient enrollment in the HE Phase 3 trial during the first quarter of 2008. Patients in this trial are dosed for six months; therefore, patient dosing should be completed during the third quarter of this year. Provided the results of the trial support a submission, we anticipate submitting the NDA for the HE indication late in the fourth quarter of 2008 or in the first quarter of 2009. The application has the potential for a six-month review based upon the current unmet medical need in treating this serious medical condition. The decision whether to accelerate the review cycle will be made by the FDA at the time of submission. We anticipate initiating patient enrollment in our Phase 3 non-C IBS trials by the end of June 2008. Based on current timelines, we anticipate completing these trials and submitting a New Drug Application in mid-2010.

“Additionally, Debiopharm, which licensed vapreotide acetate to Salix, made progress during the first quarter in the confirmatory Phase 3 trial of vapreotide acetate for treatment of acute esophageal variceal bleeding, or EVB. EVB is a life-threatening and frequent complication of late-stage liver cirrhosis, and vapreotide, if approved, will be the only approved treatment for EVB in the United States. Based upon information and projections available at this time, we anticipate a mid-2009 approval.

“In March 2008 the Company acquired Dr. Falk Pharma’s portfolio of budesonide products, including a rectal foam and a gastro-resistant capsule. Dr. Falk Pharma markets these patent-protected products in Europe. We look forward to developing and marketing these products in the United States and are working to initiate late-stage clinical trials in 2009.

“Our on-going business continued to grow during the first quarter of 2008. Demand for our bowel cleansing products increased 26% year-over-year for 1Q2008 compared to 1Q2007 in terms of prescriptions. MOVIPREP and OSMOPREP are performing well. As we expected, our ability to provide both a tablet agent and a two-liter PEG agent creates distinct advantages in the marketplace and an unprecedented opportunity for Salix to establish a leadership position. XIFAXAN continued to grow during the period. A record-breaking number of XIFAXAN tablets – approximately 5.3 million - were prescribed during the first quarter of 2008.

“The level of interest in the utility of rifaximin to potentially treat a broad spectrum of gastrointestinal disorders continues to remain high. Digestive Disease Week 2008, which will be held May 17-22, provides a forum for researchers and clinicians to discuss additional results from the Company-sponsored Phase 2b trial of rifaximin in diarrhea-associated IBS as well as work by independent investigators.”

The Company will host a conference call to discuss the contents of this press release at 5:00 p.m. ET, on Tuesday, May 6, 2008. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (877) 856-1962 (U.S. and Canada) or (719) 325-4823 (international.). A replay of the call will be available beginning at 8:00 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 4730505.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP® Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets PEPCID® (famotidine) for Oral Suspension, VISICOL® (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) tablets, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Balsalazide tablet, encapsulated mesalamine granules, vapreotide acetate, metoclopramide-Zydis® and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Properties, Inc.

MOVIPREP® is a trademark of Velinor AG

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

VISICOL® is a trademark of InKine Pharmaceutical Company, Inc.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

ZYDIS® is a trademark of R. P. Scherer Technologies, Inc.

TABLE FOLLOWS

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2008 (unaudited)	March 31, 2007 (unaudited)
Revenues:
Net product revenues	$34,254	$59,785

Total revenues	34,254	59,785
Costs and Expenses:
Cost of products sold	7,256	12,005
Fees and costs related to license agreements	1,500	200
Amortization of product rights and intangible assets	2,271	1,813
Research and development	25,898	21,825
Selling, general and administrative	21,177	21,416

Total costs and expenses	58,102	57,259
Income (loss) from operations	(23,848)	2,526
Interest and other income, net	461	900

Income (loss) before provision for income tax	(23,387)	3,426
Provision for income tax	610	582

Net income (loss)	$(23,997)	$2,844
Net income (loss) per share, basic	$(0.50)	$0.06

Net income (loss) per share, diluted	$(0.50)	$0.06

Weighted average shares outstanding, basic	47,722	47,093

Weighted average shares outstanding, diluted	47,722	48,682

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2008 (unaudited)	December 31, 2007 (audited)
Assets
Cash, cash equivalents and investments	$111,515	$111,272
Accounts receivable, net	24,939	52,208
Inventory, net	24,490	17,676
Other assets	207,575	215,946

Total Assets	$368,519	$397,102

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$98,931	$104,532

Total liabilities	98,931	104,532
Common stock	47	47
Additional paid-in-capital	398,276	397,261
Accumulated deficit	(128,735)	(104,738)

Total stockholders’ equity	269,588	292,570

Total Liabilities and Stockholders’ Equity	$368,519	$397,102